AGREEMENT TO PRODUCE FILM
                            -------------------------


         THIS AGREEMENT is entered into and effective as of April 9, 2000, by and between NEW VISUAL ENTERTAINMENT, INC., a Utah corporation ("MOGS") and Bruce Brown, Dana Brown, and John-Paul Beeghly (collectively, "FIGS") (MOGS and FIGS are sometimes collectively hereto as the "Parties").

PURPOSE:

         This Agreement sets forth the mutual intentions of the Parties with reference to and in contemplation of the following facts, circumstances and representations:

         1. MOGS: MOGS is in the business of, among other things, financing the production of motion pictures.

         2. FIGS: FIGS are in the business of, among other things, producing, directing, and editing motion pictures; FIGS intends on forming an entity (partnership or corporation) tentatively named "Top Secret Surf Productions".

         3. FILM: The Parties have agreed to form an entity (either an LLC, partnership or corporation) ("TSSF Venture") for the purpose of creating, writing, developing, filming, producing, distributing or otherwise exploiting an original "surfing/adventure" treatment now or currently entitled "Top Secret Surf Film" (herein referred to as "TSSF") as a feature length motion picture and excerpts or adaptations thereof, in all mediums now or hereinafter developed, including but not limited to, theatrical, non-theatrical, broadcast cable, made for home video, video (VHS or PAL), DVD, Internet, manual and computerized animation and computer games, animation and merchandising (the "Film"). (The Film and all ancillary rights thereto sometimes collectively referred to as the "Property").

         4. TSSF VENTURE COMPANY: The Parties shall form and maintain the TSSF Venture Company for the sole purpose of the TSSF Venture and MOGS shall be responsible for any and all expenses incurred for all start-up costs, including incorporation fees and costs.

         5. ASSIGNMENT IN SCRIPT: Subject to the next sentence, FIGS and MOGS mutually agree that they hereby assign any and all of their rights, title, and interest in and to the Film and Property, with respect to this Film, which they individually or collectively own to the TSSF Venture, including without limitation the option for rights in the script for the Film, and that each will assign any other rights in and to the Film and Property which they may acquire in the future immediately upon obtaining said rights. Subject to paragraph 15 below, the FIGS reserve all rights not expressly granted to the TSSF Venture hereunder, including, without limitation, all remake, sequel, spin-off, ancillary, and subsidiary rights in the Property.

PRODUCTION REQUIREMENTS, SCHEDULE AND COSTS:
--------------------------------------------

         6. PRODUCTION REQUIREMENT AND SCHEDULE: FIGS agrees to complete the Film so that it will be ready for a Summer 2002 release. FIGS shall provide MOGS with a preliminary production schedule within thirty days of execution of this Agreement.

         7. PRODUCTION INDUSTRY STANDARDS: FIGS agrees to produce the Film in accordance with industry standards with respect to the production values as they relate to script, set, direction, editing, verification of technical accuracy and budget. The production efforts for the Film shall specifically include, but not be limited to facility, crew and equipment.

         The Parties acknowledge that if the production of the Film is hampered or interrupted or interfered with for any event or reason beyond the Parties control, including but not limited to weather conditions, any ordinance, any state or federal law, governmental order or regulation, death, illness or incapacity of any principal member of the cast of the Film, then the production of the Film may be postponed or suspended for as long as the cause or event which hampers, interrupts, or interferes with production of the Film shall continue.

         Subject to the previous paragraph regarding force majeure, if FIGS fails to produce the Film as provided herein, then FIGS percentage of ownership interest in the Film and Property shall be reduced by the proportionate amount of additional costs incurred by MOGS in order to complete the Film.

         8. PRODUCTION BUDGET: MOGS agrees to provide the funding for the production of TSSF of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) ("Budget Funds"). The Parties agree that the amount of Three Hundred Thousand Dollars ($300,000) of the Budget Funds shall be used to purchase equipment necessary for the production of the Film, and in order to expedite the TSSF Venture, FIGS shall specify the equipment needed and MOGS shall purchase the equipment in MOGS name within a reasonable time of execution of this Agreement. The Parties further agree that Two Hundred Thousand Dollars ($200,000) of the Budget Funds shall be deposited into an account by MOGS of which FIGS shall be a signatory for use for approved pre-production and production costs that may arise prior to formation of the TSSF Venture Production Account. These funds shall be deposited in a separate account upon signing of this Agreement. An unused portion of the above-mentioned funds shall be deposited into a "Production Account" in the name of the TSSF Venture, once formed.

         FIGS shall provide MOGS with a preliminary production budget within thirty days of execution of this Agreement. The Parties shall mutually agree upon the production budget. MOGS agrees to deposit into the Production Account on a monthly basis Budget Funds in an amount to assure that the Production Account has a minimum balance of Two Hundred Thousand Dollars ($200,000) at the beginning of each month until the total amount of the Budget Funds has been deposited into the account. FIGS shall disburse Budget Funds from the Production Account for approved production budget expenses only. If in any given month the Production expenses exceed the amount in the Production Account, upon written request by FIGS stating the purpose for such funds, MOGS shall deposit the additional approved Budget Funds into the Production Account for those expenses up to the total amount of Budget Funds. The Budget Funds may be used for any line item in the approved production budget up to the total amount of the Budget Funds.

         If MOGS fails to deposit any required Budget Funds as provided above within ten (10) days of the date they are due, then MOGS percentage of ownership interest in the Film and Property shall be reduced by the proportionate amount of additional financing obtained from a third party required to complete the Film.

         9. BUSINESS, EDITORIAL AND CREATIVE CONTROL: The Parties shall have equal power, authority and control over all business, financial and legal matters in connection with the Property, including but not limited to distribution and sales of the Property. FIGS shall have full editorial and creative control with regards to the production of TSSF and may utilize 16mm film, 35mm film, or Digital Video, or any other medium, at their discretion; however, the Parties shall each review the rough draft script treatment for the Film presented by FIGS, and FIGS agrees to reasonably consider all input and modifications suggested by MOGS, on a timely basis.

         10. CREDIT: Subject to any customary exclusions and exceptions of any distributor or subdistributor of the Film, the Film shall be presented in first position on screen as a New Visual Entertainment, Inc. Production in association with Top Secret Surf Productions, with allotments distribution partner(s) to be negotiated in good faith. Ray Willenberg, Jr. shall be given a screen credit as "Executive Producer" with placement to be determined by FIGS; however, MOGS shall have a right of consultation with regard to such placement. Any individual writing, directing, and producing, or other credits for TSSF shall be determined by FIGS; however, MOGS shall have a right of consultation with regard to such credits.

         11. 3D FOOTAGE: MOGS shall film 3D behind the scenes footage filmed at MOGS sole expense with the footage to be used for a special venue 3D distribution and exploitation. The 3D filming will be scheduled in agreement with FIGS and will not encumber Flat or 2D production. Because 3D is MOGS primary business, all rights revenues derived from the 3D film footage shall be exclusive owned by MOGS; however, MOGS shall grant FIGS a free license for use of the footage in promoting the Film, including but not limited to use in trailers, print advertisements, and use on the internet. FIGS shall retain the right for approval of any 3D content. FIGS shall have the right to use all footage filmed by MOGS. MOGS agrees that the 3D distribution and exploitation shall be subject to any requirements of the Home Video Distributor and upon mutual agreement of the Parties.

FILM OWNERSHIP AND COPY RIGHT PROTECTION:
-----------------------------------------

         12. TITLE: Any and all property and assets of the TSSF Venture as well as all intangible rights, including without limitation, all copyrights, trade names and trademarks, in and to the Film and all other forms of exploitation of the Property, to the extent solely related to the Film, and all ancillary merchandising, music and book publishing rights, shall be owned by and title held in the name of the TSSF Venture.

         13. COPYRIGHT PROTECTION: FIGS agrees and shall be solely responsible for legally obtaining and registering the Property and any copies or parts thereof, to the extent related to this Film, with the required copyrights in the name of the TSSF Venture. MOGS agrees to pay for the costs of same.

         14. OWNERSHIP OF ASSETS UPON DISSOLUTION: Both MOGS and FIGS agree that upon any dissolution of the TSSF Venture each of the Parties will own a 50% share of the Property, as tenants in common, including but not limited to TSSF outtakes, original footage, and completed master of the Film, with the understanding that neither Party shall make any use of such assets subsequent to such termination, except with the prior written consent of the other Party first had and obtained.

         15. SEQUEL: MOGS shall have a right of first refusal to participate in the making of any sequel, remake, spin-off production, or other similar production not expressly granted to the TSSF Venture to TSSF for five years from completion of TSSF ("Sequel Rights'). FIGS shall provide MOGS with written notice of any third party bonafide offer for the Sequel Rights, and then MOGS shall have fifteen (15) days to accept or reject the offer for Sequel Rights upon the same terms as the third-party bonafide offer.

         After five years from completion of TSSF, all Sequel Rights revert to FIGS; however, MOGS shall have the option to extend their right of first refusal for an additional five years upon written notice by MOGS to FIGS prior to the expiration of the initial five year period, and payment by MOGS to FIGS of an option fee to be mutually agreed upon and negotiated in good faith, which shall be credited toward any budget funds paid by MOGS if MOGS participates in any Sequel Rights; however, the option fee shall be forfeited by MOGS if MOGS rejects the offer to participate in any Sequel Rights.

DISTRIBUTION OF REVENUE:
------------------------

         16. REVENUE: In consideration of the services provided by the Parties pursuant to this Agreement, the parties shall be paid a percentage of the revenue generated from the distribution, exploitation and marketing of the Property, in accordance with the following priority:

         a. TSSF Venture operating expenses, including all expenses incurred by the TSSF Venture in connection with the distribution and exploitation of the Film and the ancillary rights therein and all costs of production of the Film, which have not already been paid.

         b. INITIAL DISTRIBUTION: MOGS shall be paid One Hundred Percent (100%) of the gross revenue received from the distribution and exploitation of the Film and the Property in all media (including, without limitation, all ancillary rights) worldwide until such time as MOGS receives the sum of its initial investment of up to $2,250,000, which shall not include interest, plus any such additional financing provided pursuant to this Agreement (the "return of investment").

         c.       Deferments, if any.

         d. Third Party Participants, if not paid directly by MOGS or FIGS.

         e. ADDITIONAL DISTRIBUTION: After the return of MOGS investment, MOGS and FIGS shall each receive Fifty Percent (50%) of all net profits. The net profits shall be defined as gross receipts received by the Film and the Property, to the extent related to this Film, in all media (including, without limitation, all ancillary rights) worldwide, less the aggregate of all costs, charges, fees and expenses of the Film and the Property. For purposes of computing net profits only the costs and expenses approved by both Parties and incurred by either Party directly on behalf of the Property shall be a charge against and shall reduce the gross receipts of the Property in calculating net profits of the Film and the Property.

         17. PAYMENT TO PARTIES: Revenue payable to the parties shall be made no later than the tenth (10) calendar day of each month after receipt of payment.

         18. RECORD KEEPING: For so long as the TSSF Venture continues (i) the TSSF Venture shall maintain complete and accurate books and accounting records for the business and operations of the Property, including but not limited to distribution and merchandise sales, and shall maintain such records for a period of five (5) years and (ii) the TSSF Venture shall be obligated to provide FIGS and MOGS on a monthly basis a report of such distribution and sales information for the previous month. During such period, all such records shall be made available for inspection by FIGS and MOGS, or their authorized representatives, at their respective expense during normal business hours upon at least five (5) business days prior written notice. The TSSF Venture shall engage the services of an accountant who shall be selected with the mutual approval of both Parties to perform accounting services for the TSSF Venture.

         19. AUDIT RIGHTS: FIGS and MOGS may cause such books and accounting records to be audited at their own expense upon thirty (30) calendar days prior written notice but no more frequently than six (6) times during any twelve (12) month period. Any underpayment shall be paid to FIGS or MOGS within ten (10) calendar days after presentation of the auditor's findings. If any audit indicates an underpayment of at least 5%, the TSSF Venture shall be responsible for all audit fees and costs. Any overpayment to FIGS or MOGS shall serve as a credit toward the next month's succeeding payment due FIGS or MOGS. All audit rights shall expressively survive the termination of this Agreement.

GENERAL PROVISIONS:
-------------------

         20. WARRANTIES AND INDEMNIFICATION: Each Party hereby warrants and represents to the other that they (1) have the right and capacity to enter into this agreement; (2) shall not encumber or sell any property, assets or intangible rights of the TSSF Venture without the written consent of the other Party; and (3) the Film and the Property shall not violate or infringe upon the common-law right, copyright, trademark or literary rights or right of privacy of any person or entity.

         Each Party hereby indemnifies and holds harmless the other Party, its affiliates, and their respective officers, directors, employees, shareholders, licensees, agents, successors, assigns, attorneys, and independent contractors, from and against any and all claims, liabilities, damages and costs (including but not limited to reasonable outside attorneys' fees and court costs) arising from any uncured material breach by such Party of any representation, warranty or agreement made by such Party hereunder.

         21. ARBITRATION: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in Los Angeles or San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of California.

         22. INTERPRETATION OF AGREEMENT: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

         23. MODIFICATION OF AGREEMENT: This Agreement may not be amended or modified except by a written instrument duly executed by each of the Parties.

         24. COOPERATION OF PARTIES: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all additional papers, documents and other instruments necessary to bring about and perfect the purposes of this Agreement. Specifically, promptly following the execution of this Agreement, the Parties shall negotiate in good faith a definitive TSSF Venture Operating Agreement, which shall include the terms contained in this agreement as well as additional terms and conditions as the parties shall mutually agree.

         25. ATTORNEY FEES: If any legal action or any arbitration or other proceeding is brought in connection with any of the provisions of the Agreement, the prevailing party shall be entitled to recover reasonable outside attorneys' fees and other costs incurred and paid in that action or proceeding, in addition to any other relief to which it may be entitled.

         26. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

         27. COUNTERPARTS: This Agreement may be signed in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

         28. FACSIMILE TRANSMISSION SIGNATURES: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

                                        NEW VISUAL ENTERTAINMENT, INC.


DATED:  April 9, 2000                   By:      /S/ RAYMOND F. WILLENBERG, JR.
                                           ------------------------------------
                                                 RAYMOND F. WILLENBERG, JR.
                                                 President


 DATED:  April 9, 2000                  By:      /S/ BRUCE BROWN
                                           ------------------------------------
                                                 BRUCE BROWN


 DATED:  April 9, 2000                  By:      /S/ DANA BROWN
                                           ------------------------------------
                                                 DANA BROWN


                                               /S/ JOHN-PAUL BEEGHLY
DATED:  April 9, 2000                   By:------------------------------------
                                                JOHN-PAUL BEEGHLY

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